Exhibit 4.2
AMENDED AND RESTATED TRUST AGREEMENT
OF
DEUTSCHE BANK CAPITAL FUNDING TRUST XII
     AMENDED AND RESTATED TRUST AGREEMENT of Deutsche Bank Capital Funding Trust XII, dated as of September 24, 2009, among DEUTSCHE BANK CAPITAL FUNDING LLC XII, a Delaware limited liability company (the “Sponsor”), and THE BANK OF NEW YORK, a New York banking corporation (the “Property Trustee”), and DEUTSCHE BANK TRUST COMPANY DELAWARE, a Delaware banking corporation (the “Delaware Trustee”), as trustees (together with such other trustees as the Sponsor may, from time to time, appoint hereunder, the “Trustees”). The Sponsor and the Trustees hereby agree as follows:
     WHEREAS, the Sponsor, the Property Trustee and the Delaware Trustee entered into a Trust Agreement of the Trust (as defined below), dated as of April 24, 2008 (the “Original Trust Agreement”);
     WHEREAS, the Sponsor, the Property Trustee and the Delaware Trustee wish to amend and restate the Original Trust Agreement;
     NOW, THEREFORE, the Sponsor, the Property Trustee and the Delaware Trustee hereby agree that the Original Trust Agreement shall be amended and restated as follows:
     1. The trust created and continued hereby (the “Trust”) shall be known as “Deutsche Bank Capital Funding Trust XII,” in which name the Trustees, or the Sponsor to the extent provided herein, may engage in the transactions contemplated hereby may conduct the business of the Trust, make and execute contracts, and sue and be sued on behalf of the Trust.
     2. Pursuant to the Original Trust Agreement, the Sponsor assigned, transferred, conveyed and set over to the Property Trustee the sum of $10. Pursuant to the Original Trust Agreement, the Property Trustee acknowledged receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Sponsor shall be the initial beneficial owner of the Trust. The Property Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq. (the “Statutory Trust Act”), and that this document constitute the governing instrument of the Trust. The Trustees are hereby authorized, empowered and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto. The Trust is hereby established by the Sponsor and the Trustees for the exclusive purpose of (i) issuing, offering and selling trust preferred securities (“Trust Preferred Securities”) representing undivided beneficial interests in the assets of the Trust in exchange for cash and investing the proceeds thereof in Class B preferred securities of the Sponsor, (ii) issuing and selling common securities (“Common Securities” and, together with the Trust Preferred Securities, “Trust Securities”) representing undivided beneficial interests in the assets of the

Trust in exchange for cash and investing the proceeds thereof in additional Class B preferred securities of the Sponsor and (iii) engaging in such other activities as are necessary, convenient or incidental thereto, including, without limitation, the activities contemplated in Section 5 hereof.
     3. Concurrent with the first issuance of any Trust Securities by the Trust, the Sponsor and the Trustees intend to enter into an amended and restated trust agreement (the “Amended and Restated Trust Agreement”), to provide for the contemplated operation of the Trust created hereby and the issuance of the Trust Preferred Securities and the Common Securities referred to therein. Prior to the execution and delivery of such Amended and Restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate other than (i) the execution of the Certificate of Trust and (ii) the receipt and holding in trust of $10 as the initial trust estate. The Sponsor, as agent for the Trust pursuant to Section 3806(b)(7) of the Statutory Trust Act, and the Trustees shall take any and all action on behalf of the Trust prior to the execution and delivery of the Amended and Restated Trust Agreement as may be necessary to obtain any licenses, consents or approvals as required by applicable law or otherwise, and to take the actions contemplated by paragraph 5 hereof.
     4. The Delaware Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the Statutory Trust Act that the Trust have at least one trustee with a principal place of business in the State of Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties or liabilities of the other Trustees. The duties of the Delaware Trustee shall be limited to (a) accepting legal process served on the Trust in the State of Delaware and (b) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Statutory Trust Act. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the beneficial owners thereof or any other person, it is hereby understood and agreed by the other parties hereto that, to the fullest extent permitted by applicable law, such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Agreement.
     5. The Trust hereby authorizes and directs the Sponsor, as the sponsor of the Trust, (i) to prepare or cause the preparation of, and, if required, to file with the U.S. Securities Exchange Commission, a prospectus or other offering materials relating to the offering of the Trust Preferred Securities pursuant to a registration statement or in a transaction that is exempt from registration under the U.S. Securities Act of 1933, as amended; (ii) to prepare or cause the preparation of and to file with the New York Stock Exchange, Inc. or any other national stock exchange or The Nasdaq National Market or any foreign stock exchange (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Trust Preferred Securities to be listed on any of the Exchanges; (iii) to prepare or cause the preparation of and to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Trust Preferred Securities under the securities or blue sky laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver on behalf of the Trust any and all letters or documents to, or instruments for filing with, a depository relating to the Trust Preferred Securities of the Trust; (v) to negotiate and execute on behalf of the Trust one or more underwriting or placement agreements relating to the offer and sale of the Trust Preferred Securities; and (vi) undertake any other action necessary or convenient to issue the Trust Preferred Securities permitted under the Statutory Trust Act. In the event that any filing referred to in clauses (ii) or (iii) above is required by the rules and regulations of the New York Stock Exchange Inc., or The Nasdaq National Market or state securities or blue sky laws to be executed on behalf of the Trust by the Trustees, the Trustees are hereby authorized and directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that the Trustees shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the New York Stock Exchange Inc., or The Nasdaq National Market or state securities or blue sky laws.
     6. The number of Trustees initially shall be two (2) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor which may increase or decrease the number of Trustees; provided, however, that the number of Trustees shall in no event be less than one (1); and provided, further, however, that to the extent required by the Statutory Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and meets any other requirements imposed by applicable law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any Trustee at any time. Any Trustee may resign upon thirty (30) days prior notice to the Sponsor provided that its office shall only terminate if there is at least one (1) remaining Trustee satisfying the requirements of this Trust Agreement or if a successor trustee has been appointed.
     7. The recitals contained in this Trust Agreement shall be taken as statements of the Sponsor, and the Trustees do not assume any responsibility for their correctness. The Trustees make no representations as to the value or condition of the property of the Trust or any part thereof. The Trustees make no representations as to the validity or sufficiency of this Trust Agreement.
     8. (a) The Trustees (the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Sponsor, any other Trustee or any holder of the Trust Securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s gross negligence, bad faith or willful misconduct with respect to such acts or omissions.

     (b) The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to holders of Trust Securities might properly be paid.
     9. The Sponsor agrees, to the fullest extent permitted by applicable law,
     (a) to indemnify and hold harmless each Fiduciary Indemnified Person, or any of its officers, directors, shareholders, employees, representatives or agents, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of gross negligence, bad faith or willful misconduct with respect to such acts or omissions; and
     (b) to advance expenses (including reasonable legal fees and expenses) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection. Promptly after receipt by a Fiduciary Indemnified Person of notice of the commencement of any action, such Fiduciary Indemnified Person will, if a claim in respect thereof is to be made against the Sponsor under this Section 9, notify the Sponsor in writing of the commencement thereof, provided that failure to give such prompt notice shall not impair the obligations of the Sponsor hereunder except to the extent that such failure to provide notice materially prejudices the Sponsor. The Sponsor shall be entitled to appoint counsel of the Sponsor’s choice at the Sponsor’s expense to represent the Fiduciary Indemnified Persons in any action for which indemnification is sought; provided, however, that such counsel shall be satisfactory to the Fiduciary Indemnified Persons. The Sponsor will not, without the prior written consent of the Fiduciary Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought unless such settlement, compromise or consent includes an unconditional release of each Fiduciary Indemnified Person from all liability arising out of such claim, action, suit or proceeding.
     10. The provisions of Section 8 and Section 9 shall survive the termination of this Trust Agreement or the earlier resignation or removal of the Fiduciary Indemnified Persons.

     11. The Trust may terminate without issuing any Trust Securities at the election of the Sponsor
     12. This Trust Agreement may be executed in one or more counterparts.
     13. This Trust Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Trust Agreement to be duly executed as of the day and year first above written.

DEUTSCHE BANK CAPITAL FUNDING LLC XII, as Sponsor BY: Deutsche Bank AG, as Member of the Sponsor
By:	/s/ Jonathan Blake
	Name:	Jonathan Blake
	Title:	Managing Director

By:	/s/ Marco Zimmermann
	Name:	Marco Zimmermann
	Title:	Director

THE BANK OF NEW YORK MELLON, as Property Trustee
By:	/s/ Lesley Daley
	Name:	Lesley Daley
	Title:	Assistant Vice President

DEUTSCHE BANK TRUST COMPANY DELAWARE, as Delaware Trustee
By:	/s/ Elizabeth B. Ferry
	Name:	Elizabeth B. Ferry
	Title:	Vice President

By:	/s/ Susan T. Rodriguez
	Name:	Susan T. Rodriguez
	Title:	Associate